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Transcript of Oshkosh Corporation earnings conference call for the fourth fiscal quarter and fiscal year ended September 30, 2012 held on October 26, 2012.

C: Patrick Davidson;Oshkosh Corp;VP of IR

C: Charlie Szews;Oshkosh Corp;CEO

C: Wilson Jones;Oshkosh Corp;President & COO

C: Dave Sagehorn;Oshkosh Corp;EVP and CFO

P: Eli Lustgarten;Longbow Research;Analyst

P: Linda Yuan;Credit Suisse;Analyst

P: Ann Duignan;JPMorgan Chase & Co.;Analyst

C: David Sagehorn;Oshkosh Corp;EVP and CFO

P: Steve Volkmann;Jefferies & Co.;Analyst

P: Charley Brady;BMO Capital Markets;Analyst

P: Mig Dobre;Robert W. Baird & Co.;Analyst

P: Walter Liptak;Barrington Research Associates, Inc.;Analyst

P: Steve Barger;KeyBanc Capital Markets;Analyst

P: David Raso;ISI Group;Analyst

P: Alex Potter;Piper Jaffray;Analyst

P: Alexander Blanton;Clear Harbor Asset Managment;Analyst

+++ presentation

Operator: Greetings and welcome to Oshkosh Corporation reports fiscal 2012 fourth-quarter results. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

(Operator Instructions).

As a reminder this conference is being recorded. It is now my pleasure to introduce your host Pat Davidson, Vice President of Investor Relations for Oshkosh Corporation. Thank you Mr. Davidson. You may begin.

Pat Davidson: Thanks Jesse. Good morning everybody, and thanks for joining us. Earlier today we published our fourth-quarter results for fiscal 2012. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which includes a reconciliation of non-GAAP measures used during this call and is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months.

Please refer now to slide 2 of that presentation. Our remarks that follow, including answers to your questions, include statements that we believe to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different from those expressed or implied by such forward-looking statements. These risks include, among others, matters that we have described in our form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all. All results stated on this call are for continuing operations attributable to Oshkosh Corporation, unless otherwise stated.

Our presenters today include Charlie Szews, Chief Executive Officer; Dave Sagehorn, Executive Vice President and Chief Financial Officer. Also joining us today is Wilson Jones our President and Chief Operating Officer. Many of you got a chance to meet Wilson during our Analyst Day on September 14. Wilson, welcome to the group.

With that taken care of, please turn to slide 3 and I’ll turn it over to you, Charlie.

Charlie Szews: Thank you, Pat, and good morning. Before commenting on fourth-quarter results, I’d like to provide a brief update on some recent developments. On October 17, 2012, Carl Icahn launched an unsolicited tender offer to acquire all the outstanding shares of Oshkosh common stock at $32.50 per share. He announced his intention to nominate a slate of directors for election to the Company’s board at the Company’s 2013 annual meeting.

After careful consideration, with our independent financial and legal advisors, the Oshkosh Board of Directors unanimously recommends that shareholders reject Mr. Icahn’s offer and not tender any of their shares. In conjunction with our earnings release this morning, we filed the board’s full recommendation on Schedule 14d-9 with the SEC. And issued a press release summarizing the result and reasons for the board’s recommendation to reject the offer. We also announced that the board unanimously adopted a shareholder rights plan intended to enable all shareholders to realize the long-term value of their investment in the Company, and to protect them from unfair or coercive takeover tactics. The Oshkosh board deemed it appropriate and prudent to adopt the rights plan at this time, given the coercive of nature of Mr. Icahn’s offer. In making its recommendation to reject Mr. Icahn’s unsolicited offer, the board unanimously concluded that the offer significantly undervalues Oshkosh.

The offer does not deliver a fair value to shareholders, but is an opportunistic attempt by Mr. Icahn to enrich himself at the expense of the Company’s other shareholders. Further, Mr. Icahn’s track record, as well as a substantial number of conditions to the offer, creates significant uncertainty in risk about the offer. The board also considered that Oshkosh continues to aggressively deliver on its MOVE strategy, and that the operation of the Company pursuant to the MOVE strategy will deliver substantially greater value for Oshkosh shareholders than the offer.

In fact, in fiscal 2012, we already began to drive improved results as evidenced by the fourth-quarter and full-year earnings we are reporting today. The housing recovery that drives so much of our results is clearly picking up momentum to support the boards view that Mr. Icahn’s offer significantly undervalues shareholders investment in Oshkosh. Again, we refer you to this morning’s 14d-9 filing for the board’s full recommendation. Now, the purpose of today’s call is to discuss the Company’s quarterly results and our outlook. We ask that you keep your questions limited to those topics. Thank you in advance for your understanding and cooperation.

Okay. Turning to our fourth-quarter results, I’m happy to announce another strong quarter where the Oshkosh team exceeded our most recent expectations. This team is driven to deliver value for all shareholders. And these results are evidence of the effectiveness of our MOVE strategy, as well as the positive momentum we are seeing in our business. We delivered revenues of $2.1 billion and adjusted earnings per share of $0.65 for the fourth quarter. This performance included margin improvement in all our segments, although this is not a trend we expect to continue for defense. We also took the necessary actions to exit two smaller underperforming businesses and focus on the primary businesses in our fire and emergency segment.

We are reaffirming our outlook for EPS for continuing operations for fiscal 2013 in the range of $2.35 to $2.60. Our strong fourth-quarter performance buttresses our view of fiscal 2013. Our EPS estimate range does not reflect any cost, which could be substantial, related to Mr. Icahn’s tender offer and threatened proxy contest, or additional cost to exit the ambulance business. Dave will talk more about our 2013 outlook in a few minutes.

So, turning to full performance on slide 4. Adjusted earnings per share reached $2.27 for fiscal 2012, outperforming our most recent estimate range of $2.05 to $2.15. All our segments contribute to the better-than-expected results. By executing MOVE effectively, we were able to raise expectations multiple times during the year. Our better-than-expected earnings contributed to strong free cash flow in the year. We used this cash flow to further reduce our debt levels. We also began to return some cash to shareholders via share repurchases. We made progress with regard to each of our MOVE initiatives in fiscal 2012. And we’ll touch on some of this progress over the course of this call.

Let’s describe how we are tracking on our three-year targets and please turn to slide 5. As we discussed at our Analyst Day in September, utilization rates, used equipment values, and fleet ages remain high for access equipment. And that is very positive for our fiscal 2013 outlook. A very positive development for all our non-defense businesses is that we believe to be the beginning of a genuine recovery in housing. Housing starts in the US appear to have turned the corner, as evidenced by the most recent data showing housing starts increased 15% from August to September, for an adjusted annual rate of 872,000. And earlier this week, it was reported that new single-family home sales surged in September to its highest level in nearly 2.5 years.

Now, this chart from the National Association of Homebuilders shows housing starts by region. You can see a definite upward trend, led by the South and West regions. We talked about this and showed the strong correlation of concrete mixer sales during our Analyst Day. In fact, our concrete mixer orders in our fourth fiscal quarter, normally the seasonally weakest quarter for orders, except for the start of a market upturn, approximate our total orders for the first three quarters of fiscal 2012. That’s a strong surge in orders. The housing recovery should also benefit our access equipment business, as telehandlers are commonly used in housing construction, and housing recovery normally precedes a non-residential construction recovery, which is the largest driver of access equipment demand.

We have also seen municipal fire apparatus demand stabilizing in fiscal 2012. In fact, our municipal fire apparatus orders increased in fiscal 2012. We believe the US market will bottom in fiscal 2013, a level slightly below 2012 levels, as the Federal demand in this market bottoms. Then, we believe the municipal recovery should take over from there.

Please turn to slide 6. At our Analyst Day, we showed a slide similar to this one to provide a targeted impact in operating income margins, by year, through fiscal 2015, of the optimizing costs and capital structure initiative. We updated the chart, and I’m pleased to announce that the actual fiscal 2012 benefit came in a bit better than we had anticipated in mid-September. In addition, we now expect approximately 62 basis points of impact in fiscal 2013, and cost reduction actions implemented in fiscal 2012 against our 75 basis point target for fiscal 2013.

We aren’t only optimizing our production costs. We recently made the decision to freeze a number of the fine benefit pension plans for salaried employees, including a supplemental executive retirement plan for senior management. Affected employees will accumulate retirement benefits through a defined contribution plan going forward. These actions will reduce the volatility associated with cash funding of the fine benefit pension liabilities and expense. Further, we expect these actions to reduce annual expenses by approximately $3 million, as a result of the reduction of supplemental executive retirement plan benefits and the elimination of certain limited post-employment health benefits for current salaried employees.

Now, before I turn it over to Wilson, let me provide you with an update for our defense business and please turn to slide 7. At our Analyst Day, we said we were acting to take the uncertainty of the defense downturn off the table for investors. And we have been doing just that. We are prudently managing our capacity during the downturn. We have worked with our US Army customer to smooth out the peaks in their original FMTV production plan, extend production to sustain a healthy workforce, and adjust production down in a step function to permit each shift at each of our facilities to run at near full capacity until that shift’s production requirements are completed. We expect these actions will limit under absorbed overhead in the downturn.

The first step down in production occurs in January 2013. Accordingly, we made a difficult but necessary decision to announce yesterday a workforce reduction effective in January 2013, consisting of 450 full-time employees and 40 contractors in our Oshkosh defense business. Of course, we are actively pursuing international programs and other new business opportunities to limit the impact of the expected defense downturn on our workforce and business, like the order for 750 M-ATVs to the United Arab Emirates that we announced in August.

That contract is progressing on schedule. We are building complete vehicles in Oshkosh, whereas under our previous M-ATV contracts, we built crew capsules at JLG. First-time quality on these units has been excellent. We are ahead of our shipment plans, but revenue recognition doesn’t occur until vehicle acceptance in the United Arab Emirates, which is projected to begin in our second fiscal quarter. Beyond the UAE, we hope to announce further M-ATV orders in the coming months.

Now, of course, we announced the big win in August. We were awarded an engineering and manufacturing development, or EMD contract, for the Joint Light Tactical Vehicle Program. Following our debrief with our customer, we believe we are in an excellent position on the JLTV program and our vehicle for the competition certainly received a lot of attention at recent modern-day Marine and Association for US Army trade shows. We believe our highly capable light combat all-terrain vehicle is the right vehicle for this program, for our servicemen and women, and we will work hard to prove this as we deliver 22 prototype vehicles to our customer for rigorous testing over a 15 month period beginning next fall. We are deploying a full-court press to deliver the best JLTV vehicles on time and on budget, and positioning Oshkosh to win the JLTV production contract, which would support the long-term health of the business.

Wilson will now provide an update of our non-defense segments. Please turn to slide 8.

Wilson Jones: Thanks, Charlie, and good morning everyone. First off, I share Charlie’s confidence and excitement about our MOVE strategy. We spoke about it in detail during our Analyst Day, and Charlie just described the progress we are making reducing our cost structure. Another big portion of the strategy is to maximize performance in the market recovery. We are pleased to say that JLG did that throughout fiscal 2012, finishing with sales to external customers up 44% for the year compared to fiscal 2011. The team at JLG has racked up some impressive accomplishments this past year.

The access equipment market in North America remain strong. We are currently in the process of our annual negotiations with a number of our larger access equipment customers. Our talks are constructive and encouraging, as we strive to provide our customers with the necessary equipment they need to satisfy demand that is driving their high utilization rates. Our backlog at fiscal year-end was lower than compared to the end of fiscal 2011. Mainly due to a shift in order timing from the fourth quarter of fiscal 2012 to the first half of fiscal 2013.

Now, I personally talked to a number of customers recently, and they remain positive about their outlook for their 2013 capital spending in our product category. You may have heard their positive comments on recent earnings calls. Consistent with that, we’ve seen good order activity in October and we remain confident about the outlook for our access equipment business in fiscal 2013. Dave will share more on this in a few minutes.

Turning to our fire and emergency segment, we were pleased with the sales and margin improvements we delivered in the fourth quarter. This business has faced a lot of challenges over the past couple of years, but we have worked hard to better position the business to deliver solid results during the market downturn. As we announced on our last quarterly earnings call, we are rationalizing two underperforming businesses; ambulance and mobile medical. These actions have allowed us to focus our resources on the businesses in this segment that really move the needle. While we started to see the benefits of our focus on improved margins, we believe we’ll have significant additional opportunities when the fire apparatus market starts to grow again. We expect that to begin in 2014 and we will be ready.

The fire and emergency segment has been, and will continue to be, a leader for us in the emerging markets growth initiative of the MOVE strategy. During the fiscal fourth quarter, we shipped units to Saudi Arabia, Azerbaijan, Indonesia, Iraq, and multiple locations within China. In fact, sales from this segment into Asia tripled in fiscal 2012. These sales and others contribute to a significant increase in international sales in this segment compared to the prior-year quarter. Finally, exiting the ambulance and mobile medical business is on track. We expect to complete the build out of the ambulance backlog sometime in our second fiscal quarter.

Let me now review some of the highlights in our commercial segment. Please turn to slide 9. It’s clear that MOVE is gaining momentum all over the Company. It’s particularly evident in our commercial segment. The team has done a great job of streamlining operations and supplying growing customer demand with products that are used in residential construction. Demand for both concrete mixers and wallboard loaders has picked up, as we believe the housing recovery continues to gain momentum. In particular, we’ve noticed strength the Western US. Demand also remains strong for our CNG powered units, with the RCV market being more mature in its development.

We continue to be encouraged by the development of the CNG concrete mixer market, and expect higher CNG powered unit sales as the concrete mixer market rebounds from the depths of the downturn in this market. We are also benefiting from the many operational improvements in this segment. Notably, the conversion to our 4-in-1 line, which greatly increases manufacturing flexibility. And this segment, like the others, is working on rolling out the Oshkosh operating system, which we believe will be a significant contributor to our optimizing cost and capital initiative. Overall, we have solid plans to continue to drive MOVE forward in fiscal 2013 and beyond. The businesses are energized and eager to deliver on the opportunities we have in front of us.

Now, please turn to slide 10 and Dave will take us through a brief discussion of our financial performance for the quarter, and our expectations for fiscal 2013.

Dave Sagehorn: Thanks, Wilson, and good morning, everyone. Consolidated net sales for our fourth fiscal quarter were $2.06 billion, a decrease of 2.3% from the fourth quarter of fiscal 2011. Similar to our third fiscal quarter, sales in each of the non-defense segments were higher than the prior-year quarter, led by a 34.2% increase in the commercial segment.

These higher sales helped largely offset an expected 18.6% decline in defense segment sales compared to the prior-year quarter. Sales for the quarter were higher than we expected when we presented our fiscal 2012 earnings per share outlook at our Analyst Day, largely due to higher sales to our major defense customer and, to a lesser extent, higher sales in our access equipment and commercial segments. Adjusted consolidated operating income for the quarter was $110.4 million, or 5.4% of sales. This compared to adjusted operating income of $87.4 million or 4.1% of sales in the fourth quarter of fiscal 2011. Improved performance in all of our non-defense segments led to higher adjusted operating income and operating income margins compared to the prior-year quarter.

Similar to sales, our adjusted operating income for the quarter was higher than when we presented our fiscal 2012 earnings per share outlook at our Analyst Day. During the Analyst Day presentation, we noted that our results could exceed the range that we were showing investors, and that’s exactly what happened. Further, late in the quarter, our defense segment finalized pricing with our customer on a contract for which we had previously met our performance obligations.

We also recorded a favorable LIFO adjustment in our defense segment versus our previous estimate. Both of these items resulted in a positive operating income impact compared to the estimates shown at our Analyst Day. Overall, we are pleased with the continued margin improvement in our non-defense segments, and the performance of our defense segment in what is a challenging environment. More information on our fourth-quarter segment performance can be found in the Appendix section of this morning’s slide deck.

Adjusted earnings per share from continuing operations for the quarter was $0.65, reflecting the improved operating income margins in each of the segments. Fiscal 2011 fourth-quarter adjusted earnings per share was $0.50. Results from discontinued operations for the fiscal year include an after-tax operating loss of $1.4 million related to the mobile medical business, and $4.4 million of after-tax exit costs related to the decision to exit this business. Discontinued operation results also include $6.1 million in benefits related to the settlement of an income tax audit in late September, related to previously disposed businesses. The Company expects to reflect the results of its ambulance business as it discontinued operation following completion of production of ambulances is currently in backlog, which we currently expect to occur in the second-quarter fiscal 2013. We also repurchased 546,965 shares of Oshkosh common stock during the quarter, at an average price of $24.42 per share.

Please turn to slide 11 for a review of our current outlook for fiscal 2013. At this time, we are reaffirming our fiscal 2013 estimates that we provided at our Analyst Day. We continue to believe we are going to see a slow recovery in our non-defense segments. We are also confident that our MOVE strategy will be a significant contributor to our results in fiscal 2013 and beyond. Our fourth-quarter performance versus our most recent expectations is certainly a positive. But, we understand there could be some choppiness in our end markets along the way, as we’ve discussed previously. We will continue to review our outlook for the year and provide an update on our next earnings call.

So, let’s review and provide an update to what we said at the Analyst Day. We believe fiscal 2013 earnings per share will be $2.35 to $2.60, excluding additional costs to exit the ambulance business. As Charlie noted earlier, these estimates also exclude any costs, which could be substantial, associated with Mr. Icahn’s tender offer and threatened proxy contest. Specifically, in spite of orders in the fourth quarter of fiscal 2012 that were lower than the prior-year quarter, we continue to believe access equipment segment sales will be $2.8 billion to $3 billion in fiscal 2013, which represents an approximate flat-to-7% increase versus fiscal 2012 sales to external customers.

We expect operating income margins in this segment will be in the 9.5% to 10% range, reflecting the progress this segment is making in its cost reduction initiatives and higher pricing. We expect sales in our defense segment to be $3.3 billion to $3.4 billion, a decrease of approximately 14% to 17% versus fiscal 2012. We expect operating income margins for this segment to be between 5% and 5.5%. We believe fire and emergency sales will be $720 million to $750 million, excluding sales from the ambulance business which we are exiting. We believe operating income margins in this segment will be between 2% and 2.5%, reflecting improved performance compared to fiscal 2012. We expect sales in the commercial segment will also be in the range of $720 million to $750 million. This range is an increase of 3% to 8% compared to fiscal 2012, largely driven by expected higher concrete mixer sales.

We believe operating income margins in this segment will be approximately 4.5% to 5%, similar to fiscal 2012, reflecting the benefit of higher sales volumes largely offset by investments in our MOVE strategy to provide us with the long-term cost structure to take advantage of the expected acceleration of the housing recovery in 2014 and 2015. We believe that corporate expenses will be approximately 10% higher than in fiscal 2012, as we increase our investments in information technology. Our estimated tax rate for fiscal 2013 of 33% remains unchanged from our Analyst Day. And these estimates assume a share count of 91.5 million. Also, as noted at the Analyst Day, we believe our first quarter will be the lowest quarter of the year in terms of sales and earnings per share, driven by seasonality.

I will now turn it back over to Charlie for some closing comments.

Charlie Szews: Thank you very much, Dave. As we now turn our focus to fiscal 2013, we believe we offer the best proposition to deliver substantial value for shareholders. Mid-September, at our Analyst Day, we presented the details of our MOVE strategy, metrics to measure and assess performance, and our vision for driving shareholder value.

We introduced you to key leaders of our business segments, as well as our principal functional areas. We shared our assumptions and expectations. We are in the early stages of executing our MOVE strategy, and it is already starting to deliver results. We believe there are substantial upside for shareholders as we strive to approximately double adjusted earnings per share from continuing operations from fiscal 2012, to a range of $4 to $4.50 per share by fiscal year 2015. We have the right team and the right road map to drive superior shareholder value as we transition to a global industrial company.

That concludes our formal comments. We are happy to answer your questions. I will turn it back over to Pat to get started on the Q&A.

Pat Davidson: Thanks, Charlie. I would like to remind everyone, please limit your questions to one plus a follow-up. After the follow-up, we ask that you get back in queue if you’d like to ask additional questions. As a reminder, we are not going to comment on the Icahn group tender offer and threatened proxy contest. The focus of this call is our quarterly performance and our outlook. I will discuss the tender offer in the proper form at the proper time. We appreciate your understanding.

Jesse, let’s please begin the question and answer period of the call.

+++ q-and-a

Operator: ( Operator Instructions).

Our first question comes from Eli Lustgarten of Longbow Research.

Eli Lustgarten: Good morning everyone nice quarter. Can we talk a little bit more about what’s going on in the Access business? I mean, we saw Terex’s numbers and they also basically told us that there were delays in orders. But, your commentary said that the delay from this past quarter to the first half of the year. Can you give us some idea of what’s going on in negotiations? What’s going on in pricing? And, particularly, if it really stretches out over six-month period instead of a three-month period, how severely with the first quarter be affected? How should we think about modeling this stuff as we go through? Because the next two quarters could be slightly be materially affected by what’s going on.

Charlie Szews: Sure. I’m glad you asked the question because I’d like to clarify. For those of you really have been observing JLG over the years, you will note that it’s normal for order patterns to change over the course of the cycle. So, last year, what you saw is in the early stages of recovery, we had one particular large customer, and a few others, that were concerned that their supply base, namely us and some of the others, and our supply chain, were going to be able to ramp up fast enough for their recovery. Right? So, they ordered early because they wanted to make sure they got their production slots in.

This year, they are not worried about our ability to meet their production schedules. So, they don’t need to order early. And, so, that’s what you are really seeing here. They are not concerned about our supply base. And, if you watched or listened to their earnings calls last year, anytime their utilization rate went down a 0.5 point or 1 point, because they were bringing out a lot of the new equipment, they were getting pummeled by the street. So, they are going to be a little bit more judicious in how they take their equipment over the course of 2013.

So, now, what you’re going to see when there is a construction uptick, you are going to see this pattern come back again where you are going to see early orders in the cycle. Because, people are going to want to get their orders in early and capture the limited capacity in the marketplace. When we are in the early mid-cycle point like we are today, they don’t need to do that. That’s really all you are seeing.

Eli Lustgarten: And can you talk about what’s going on in pricing? How do we model it in for the quarterly earnings? Because it looks like the first quarter could be materially affected orders. At least that’s what I thought of initially until you mentioned that you had decent orders in October. So, just trying to get —

Charlie Szews: Well let me talk a little bit about the first quarter and then I’ll have Wilson talk some on the pricing. Early on, we gave comments on our first quarter being weak seasonally. We are not changing our guidance on our first quarter from what we said at September 14. All right? There shouldn’t be any concern of that. We are looking at a very strong Access equipment market, high utilization rates, good pricing in the marketplace. All of the NRCs are making positive comments. What we are also seeing, finally, is that the independent rental companies are coming on. So, it’s a healthy market.

So, let me then pass it on to Wilson to talk about pricing.

Wilson Jones: Yes. Just to echo a little bit of what Charlie is saying, there. You are seeing it, too. A lot of announcements out there about rental rates going up. I think, recently, we heard that one of our large customers was experiencing about a 7% increase in rental rates year-over-year. So, I think everyone understands that we are not back to where we were margin wise during peak, and that’s the goal everyone is working to enhance margins to go forward. I’ll tell you, our discussions have been good, as I mentioned earlier, with the large rental companies. I would say that we are encouraged by them.

I think all this is going to take some time, as to Charlie’s point, they are better managing their utilization rates. If you think about November, December, January, those are the slowest three months of the year. So, again, they do not want those machines to come in and be idle and hurt their utilization rates. So, they are better managing their order patterns. And, again, that’s what we are experiencing in October. To be specific, Eli, from a pricing standpoint, I don’t want to go into great detail of how we are doing on those. But, as you know, those discussions are always eventful. But I would tell you, we are encouraged and we are having good dialog with our customers over pricing.

Eli Lustgarten: Thank you very much. I will get back in queue.

Operator: Our next question comes from Jamie Cook of Credit Suisse.

Linda Yuan: Hi guys, this is actually Linda Yuan in for Jamie Cook. Great quarter. My first question, on the AWP backlog. Just to clarify. So, this quarter was that just one large customer that pushed out orders? Or is that across-the-board?

Charlie Szews: It was primarily one customer where we got a big order in the last week of the last fiscal year. All right? There’s a little bit of a pattern beyond them. So, it’s not just one customer. But, that is greatly affecting our comparison.

Linda Yuan: Okay. And then, could you go a little bit into the mix that you guys have? Like, what’s the small guys versus larger guys? Are you expecting to see that mix shift? And then, also, what is the mix with Europe versus the US? And how is that mix going to shift in 2013?

Charlie Szews: Okay. I will add some things and then Wilson can continue, here. We are expecting the independent rental companies to be a bigger part of our mix next fiscal year. As well as telehandlers, generally, as a product line. So, that is instructive. Overall, from the national rental companies, roughly flattish is what we are expecting.

Wilson Jones: Yes. That’s consistent of the discussions we are having through our sales and inventory operations planning process. Again, as we mentioned in the Analyst Day, our relationships with our customers today are much more open and transparent. They are sharing those CapEx figures with us. I would say, that if you look at what we are forecasting, we have not built in a lot. We are very modest with our forecast for Europe. We don’t expect, really, any big things in Europe. There are pockets of opportunities in Europe. We are seeing some pockets in some developing markets that will help us in this fiscal year. But, the primary driver going forward will be North America.

Linda Yuan: All right. Great. Thanks, guys.

Operator: Our next question is coming from Ann Duignan of JPMorgan Chase.

Ann Duignan: Good morning, guys. Can we switch gears and talk about concrete mixers? In particular, your comments on demand for CNG products? What percent of your demand is now CNG? Or how do you expect that segment to progress as we go forward?

David Sagehorn: Ann, from the RCV or the refuse side, it’s definitely a higher percentage of the sales that we are seeing there. That’s where we saw the early adaption of CNG. You know, we are probably in that 35% to 40% of the sales, to date, are CNG units for refuse. On the mixer side, we are seeing customers become more interested in that. But we are not at a penetration rate that we are seeing on the RCV side, today. But we do expect that will continue to grow.

Ann Duignan: So, it’s more customers asking about the availability rather than placing orders for CNG vehicles at this point?

David Sagehorn: On the mixer side?

Ann Duignan: On the mixer side, yes.

David Sagehorn: We’ve definitely received some orders for CNG mixers. And, again, as the market is starting to come back, I think we will have more of those discussions with our customers, in terms of as they are looking to upgrade and update their fleets.

Ann Duignan: Okay. And, on the Defense side, I don’t think you told us, maybe I missed it, what percent of your revenue this quarter was FMTV?

David Sagehorn: It was about 45% in the quarter.

Ann Duignan: Okay. I will get back in line. I think the AWP questions have been asked. Thanks.

Operator: Our next question comes from Steve Volkman of Jefferies & Co.

Steve Volkmann: Good morning, guys. I’m going to go with Defense. Curious, Dave, you talked about some changes in program accounting, it sounds like and so forth. Should we view those as one-time? Can you quantify that?

David Sagehorn: Yes. It was, I wouldn’t say a change in accounting. It was just firming up the pricing, as the type of program it was, was such that it was an urgent need for the government. And they do have a mechanism which allows us to deliver the product and then continue to work with them on finalizing the pricing. And that’s we did during the quarter. The adjustments that we referred to, are for programs that are behind us, so, in terms of run rate going forward, I guess, the guidance that we have given for next year of the 5% to 5.5% operating income margin does not anticipate that we would have a continuation of those type of activities next year.

Charlie Szews: In fact, we don’t have many undefinitized contracts remaining.

David Sagehorn: Right.

Steve Volkmann: Okay. Good. And that brings me to my broader question. I mean, maybe it was just me being too conservative, but you kind of beat me on most of the margins on most of the segments. It seems like things were a bit better than what you thought. I think you started to talk about this, Dave, but did things really change in the last six weeks? Or were you just conservative in your initial guidance? And, I guess, what I’m really thinking of is, after this strength in this quarter, why wouldn’t 2013 be looking a little bit better?

David Sagehorn: Yes. At the Analyst Day meeting, Steve, you may recall, I think we did make a comment about the fact that, depending on how things went in the last several weeks of the quarter, we did have an opportunity to exceed the numbers that we were presenting at the Analyst Day. And that’s really what happened. If you know our businesses, you know there is a lot of activity that occurs in the last month of a quarter, and even within that, the last several weeks of the quarter. And some of that is dynamic in terms of when, for example, our government customer may sign off for vehicles, or when units are shipped, both domestically and internationally in our other segments. So, you know, things generally went in our favor this quarter. And, sometimes, you see things go the other way. But, it was positive, very positive end to the quarter from that standpoint.

As it relates to FY ‘13, that was six or seven weeks ago that we had the Analyst Day. And, it’s probably just a little to early to be tinkering with the forecast in big ways for the full year of fiscal 2013. I think you should take some confidence in the fact that we did finish Q4 strong, and, you know, we are reaffirming the numbers that we have out there for fiscal 2013 estimates, at this point.

Steve Volkmann: Okay. All right, that’s good color. I appreciate it.

Operator: ( Operator Instructions).

Our next question comes from Charley Brady of BMO Capital Markets.

Charley Brady: Okay, thanks. Good morning, guys. On the Access, I don’t want to continue to beat this thing, but I’m going to anyway. You know, with the way the negotiations you are in right now, and you are talking about first half. I guess, as I focus on the first quarter, you know, the backup of sales to external customers, on a year-over-year basis, just so I understand this, are you expecting Access to be up on a year-over-year basis in Q1? Excluding any kind of external sales? You know, to the Defense business?

Dave Sagehorn: Charley, we are talking probably flattish to up a little bit in the quarter, based on what we currently see.

Charley Brady: Okay. That’s helpful. I don’t know if I missed it. Did you describe the mix between, you know, what percentage of sales in the quarter came out of the large rental companies versus the independents?

Charlie Szews: You know, Charley, I don’t know that we have ever disclosed what the mix is. We described directionally if things are changing. I would say that, you know, the independent rental companies are starting to buy again. And we expect that trend will accelerate into 2013.

Charley Brady: Okay. I’m just going to throw in one on Defense real quick and then I’ll get back in the queue. In the press release on the layoffs in Defense, you noted that you are pursuing over 2000 additional M-ATV and other vehicle orders, globally. I wonder if you could just comment on the over 2000 number, that’s a big number, how much of that would be on M-ATV and how much would be other type of vehicles? And can you give any kind of quantification on timing as to when some of that might hit? Thanks.

Charlie Szews: Sure. For a long time, we have said that we have been chasing somewhere around 3000 M-ATV vehicles. Or orders for up to 3000 or so M-ATV vehicles. So, you have seen us announce orders, now, of about 800, right? And, so, obviously, we’ve got additional opportunities that we are chasing. In our prepared remarks, we also said that we hoped in the coming months to announce some additional M-ATV orders. Most likely, those are shipment events in fiscal 2014. It’s possible some could slip into 2013. But, more likely than not, what we are really going to be doing is building out the portfolio for the future. You know, the orders are really from multiple countries, pretty good-sized orders in some cases that we are seeking and pursuing.

Charley Brady: Thank you.

Operator: Our next question comes from Andrew Obin of Bank of America Merrill Lynch. Mr. Obin, your line is now live. Proceed with your question.

We will move onto our next question which comes from the line of Rob McCarthy of Robert W. Baird & Co.

Mig Dobre: This is Mick Dobray for Rob McCarthy. Good morning, gentlemen. I will stick with Defense, here. First, I might have missed this, but have you guys quantified the one-time items in the quarter that drove the margin? Perhaps you can remind me of that, if you would? And then, looking at the FMTV program, specifically, can you give us a sense for how margin has progressed there in the quarter? What your expectations are for 2013?

David Sagehorn: Mick, in terms of the first question, the items that we referred to in our prepared remarks were the definitization or finalization of the pricing on the contract, as well as a positive LIFO adjustment. Ex those items, margins in the segment would’ve been down probably in the 5.2% to 5.3% margin for the quarter, as opposed to the 6.6% that was reported. In terms of the FMTV program, you know, we are actually really pleased in terms of the progress that we have made on that throughout the course of fiscal 2012. The Defense team has really done a lot of work to turn that program around from where we started. And, we think are going to continue to see positive improvement as we head through fiscal 2013.

Mig Dobre: Thank you. That is very helpful. Then, switching over to commercial. Can you comment at all about the mix and backlog that you have there? The concrete placement sales, apparently, were quite a bit better than what they’ve been in the past. Related to that, I’m also wondering about the incremental margin opportunity on additional concrete placement sales and how that might play through in the margin next year.

Charlie Szews: Sure. We are happy to talk about that. This is the first time in years where our mix or backlog exceeds our refuse backlog at any quarter. So, that is clearly a sign that housing is coming back. And, this should be good, also, for margins, obviously. Because, our concrete mixer business is a good margin business. Importantly, we are really absorbing a lot of overhead when we start to get some mixer volume back into that factory, which has been a bit underutilized during this recession.

David Sagehorn: Mick, on your question in terms of opportunity from a margin standpoint, I guess I would point you to the guidance that we gave for the segment for FY ‘13, 4.5% to 5% margin. Now, there’s a little bit, as we mentioned, of the impact in the investment in our MOVE strategy, there. Absent that, we would probably be looking at margins that would definitely be north of 5% in that segment.

Mig Dobre: Very helpful. Thank you.

Operator: Our next question comes from Walt Liptak of Barrington Research.

Walter Liptak: Sorry about that guys. Good morning. I wanted to ask one on Fire and Emergency. Some of the smaller first responder equipment manufacturers are seeing a pickup in North America for the first time in years. And, you know, we have your guidance for the full year. But, I wonder if you can provide some color about the fleet age? Discussions that you are having with customers about pricing? And maybe any of the differences between why maybe some of the smaller personal equipment is picking up? You are starting to pick up a little bit, but, what you are seeing in that market?

Wilson Jones: Well, this is Wilson. I think what we are seeing is a little healthier municipal environment. And, so, budgets are becoming a little more plentiful. I wouldn’t say they are robust, but they are getting better. We are seeing pockets around the US. We are seeing increases in activity from an order standpoint.

I think, again, you’ve got this issue of fleet age, equipment age. A lot of the loose equipment you are speaking about has weathered. It has been used heavy these last few years, but not in a replacement cycle. So, we are seeing that slight uptick for us. I think Charlie mentioned it in his comments. The thing that slowing us down a little from the Fire-side is our government of Federal business. That is still a little bit on the decline and slowing our Fire and Emergency sales, specifically in the US.

Charlie Szews: But we do expect that to bottom out in 2013 and then municipal would be the driver in demand in ‘14 and ‘15.

Wilson Jones: Right.

Walter Liptak: I wonder if I can ask what the mix is this point between Federal and municipal?

Dave Sagehorn: It’s much more heavily weighted, Walt, historically, to the municipal side.

Walter Liptak: That’s what I thought. Thank you.

Patrick Davidson: I’ll try to follow up with you on that, Walt, okay?

Walter Liptak: Okay, thank you, Pat.

Operator: ( Operator Instructions).

Our next question comes from Steve Barger of KeyBanc Capital Markets.

Steve Barger: Good morning. Similar question on Fire. Are you seeing the municipalities starting to increase add-on’s or go after higher-margin content? May be suggesting a change in tone around spending constraints themselves?

Wilson Jones: Well, Steve, what we are seeing, and I get this question a lot, is commercial sales growing and custom sales declining? But, it’s quite the opposite. If you look at the Fire Apparatus Manufacture’s Association data, the custom side of the business is actually increasing. So, I guess the quick answer to your question is yes. We are seeing an increase in customization.

Steve Barger: Which should be good for mix as you go through the quarters, right?

Charlie Szews: It should be good, yes.

Steve Barger: And shifting gears, inventory ticked up a bit, sequentially, on the balance sheet. Is that more work in progress or more raw material? Given how you see end markets progress, do you have an inventory target for ‘13 or maybe a target for cash generation from working cap?

Dave Sagehorn: See, I think what you saw in terms of the tick up in the quarter is related to, largely related to the M-ATV orders that we have for the you UAE.

Steve Barger: Okay.

Dave Sagehorn: We are, right now, we are heavily involved in the manufacture of those units. Then, I’m sorry, can you —

Charlie Szews: With respect to cash flow for next year, we did provide our estimates at the Analyst Day, and we’d say that would be unchanged from that point.

Steve Barger: Okay. Thanks.

Operator: Our next question comes from David Raso of the ISI Group.

David Raso: Quick question on Access, for the first quarter —

Charlie Szews: We can hardly hear you, can you speak up?

David Raso: Okay. The first-quarter for Access, you mentioned sales flat to up slightly.

Charlie Szews: Yes.

David Raso: When I look at the profitability to the first quarter, you’re going to have the positive year-over-year of the customer mix, but the negative product mix of more telehandlers? So, versus last year’s first-quarter margins, which are about 2%, probably about 1% if you pull out the Defense business impact on the segment, how should we be thinking about profitability in Access, roughly year-over-year for the first quarter?

Dave Sagehorn: David, I think you’re going to see, and what we expect, is a definite improvement year-over-year. As you know, we’ve implemented pricing increases last year the beginning of the year. And, we have seen some positive impact from that and we expect that to flow through for the first quarter. So, I would expect significantly improved margins versus what you saw in the first quarter of fiscal 2012.

David Raso: And, then, at the first-quarter is able to be flat-to-up a bit and you are experiencing some of the delay in orders, so to speak, we have just seen. Why would you not think the rest of the year can give you much growth in that segment, given your positive commentary about the Access market for next year? Because if the first quarter is flat-to-up a little, why are we thinking the full year is actually, basically, flat?

Dave Sagehorn: I think, when we were — I’ve got to think about this. Because we did have last year the M-ATV related volume in the first quarter.

Charlie Szews: Right, our guidance —

David Raso: It was about a $100 million? Let’s say, apples to apples, you’re saying it’s $2.8 billion or so, this year, going to $2.9 billion. So, maybe it’s up a $100 million. I’m just trying to square up your positive commentary about the Access market and if the first quarter isn’t down, why would, necessarily, the rest of the year not be able to provide better growth? The comp is harder in the first quarter because it is the first quarter of last year where you did have the Defense revenues in the segment.

Charlie Szews: David, we are giving you are range. And, I think what we are saying is that we do believe that it will be up single digits. You know, next year in terms of overall sales over the course of the year. And, again, it’s early. Those that have watched us over time, we don’t get to aggressive early on, right? And we’re going to give you a realistic view. And, if some of the dynamics that we see over the course do develop, maybe we can adjust our estimates later in the year. But I think we are at a good point right now.

David Raso: That’s helpful, thank you very much.

Operator: Our next questions comes from Alex Potter of Piper Jaffray.

Alex Potter: Hi guys. Just a real quick kind of follow-up on that one. Trying to figure out the cadence, here, of revenue. If you just take your guidance as it exists now in terms of top line across all of your four different segments, could you just comment briefly on whether you would expect it to be back-end loaded or front-end loaded for each of the four segments? Thanks a lot.

Dave Sagehorn: I think you’ve got to take into consideration the seasonality that we have. So, I would expect that our segments that have exposure to construction related activity, you will see the strongest quarters being our second and third fiscal quarter of the year. In terms of, from a Fire and Emergency standpoint, I think that’s going to be more level across the year. And then, Defense, I think that’s going to be, you will see a little bit of a tick up in the second and third quarter as we sell the M-ATVs that we currently have in the backlog for the UAE. Those would be the strongest quarters for that segment.

Charlie Szews: Commercial is probably also a little backend loaded.

Alex Potter: Okay. Very good, thanks a lot.

Operator: Our final question comes from the line of Alex Blanton of Clear Harbor Asset Management.

Alexander Blanton: Thank you. I really wasn’t ready because I didn’t expect to be called on, guys.

Patrick Davidson: Alex, you’re always ready aren’t you?

Alexander Blanton: (laughter) Listen. Always ready, correct. I want to ask about this JLG forecast. I mean, if I look at the total here, you are forecasting a 1% increase in sales for the year. An you are forecasting a 15% decline in the Defense sales. But, that’s pretty forecastable, isn’t it? Because you have delivery schedules that stretch out many months. So, that ought to be good. And it’s higher than I would have expected. But, you are forecasting a 4% increase in JLG? And a 10% increase in Commercial which has a cement trucks in it. I think that’s — I’m not sure you can really defend these forecasts. They seem very low.

David Sagehorn: Alex, one thing, I’m not sure if you are excluding the M-ATV sales from Access segment to Defense in fiscal 2000 for.

Alexander Blanton: How much, I might have missed that. How much is that?

David Sagehorn: That was about $125 million for the year.

Alexander Blanton: Sure. Okay, I didn’t take that out. Wait a minute, I think I looked at — well, anyway.

David Sagehorn: Let me say it this way, Alex. If you exclude that, and if you take the top end of our estimate range for Access of $3 billion, it’s about a 7% to 7.5% increase year-over-year.

Alexander Blanton: Okay. So, that’s a little bit better — yes, your right. I didn’t take that out. I hope, by the way, is that a new table that you’ve got and the charts? Where you break out that?

Patrick Davidson: We used it on the Analyst Day, Alex You talking about expectations for 2013?

Alexander Blanton: Actually, no, I’m talking about in the appendix. I’m sorry. I’m looking at the release. The table in the release, where you have external customers inter-segment net sales for all of the segments and the pieces.

Patrick Davidson: We reported that.

Dave Sagehorn: We’ve had that for awhile.

Patrick Davidson: At least a year or so.

Charlie Szews: As long as we’ve had significant M-ATV sales going through JLG, we’ve been reporting that.

Alexander Blanton: That’s a good way to do it because that’s really confusing when you start talking Access. But, anyway, even a 7% or 8% increase in Access, it seems ludicrous to me. Because booms didn’t, you know, are weak in the fourth quarter. You’re going to get a recovery. If you have a recovery in the economy, a continued recovery, and if it accelerates because job creation picks up, depending on what happens on November 6, you are going to have commercial building picking up, too.

Because rental rates are going up. Houses are now more economic because rents are going up. So people are buying houses, but then they also need, you have a low vacancy rate in the rentals. So, it looks, to me, like you are coming up to a pretty good environment for Access equipment next year. I don’t understand such a low number.

Dave Sagehorn: Alex, I guess, you know, we see a lot of positive things out there in terms of housing markets, et cetera. I think what we said is, we gave our estimates and outlook for fiscal 2013 at the Analyst Day. We are not that far away from that, yet. And, we will continue to review our outlook for the year and provide an update on our next earnings call.

Alexander Blanton: Okay. Well, I guess that’s all I can expect. Thanks. Good quarter, thank you.

Operator: There are no further questions at this time. I would like to turn the floor back over to management for any closing comments.

Charlie Szews: All right, thank you very much. And thank you to all the shareholders for your support. We are available to discuss our performance, our expectations, and especially our MOVE strategy, which we believe is the best option for driving value for all our shareholders. Our team is mission driven to execute for you. We are also available to discuss the contents of this mornings 14d-9 filling. Have a great day.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

FORWARD-LOOKING STATEMENTS

This communication contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this communication, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the pending tender offer for the Company’s shares, the outcome of any litigation related to the offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the offer or any other offer or proposal. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed on October 26, 2012. All forward-looking statements speak only as of the date of this communication. The

Company assumes no obligation, and disclaims any obligation, to update information contained in this communication. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov.  These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com.  In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-

2566. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.